August 21, 1997
 12:00 PM, PDT





Conseco, Inc.
11825 North Pennsylvania Street
Carmel, Indiana  46032

         Re:      NAL Financial Group, Inc. ("Company")

Dear Sir or Madam:

         As you know, the undersigned is the holder of a certain Subordinated Convertible Debenture dated on or about November 30, 1995, in the original principal amount of $1,250,000 (the "Debenture"). This confirms that the undersigned shall sell the Debenture to Conseco, Inc., or its designated party ("Purchaser"), in accordance with the terms on the attached Term Sheet, subject to the parties entering into a definitive Purchase and Sale Agreement containing customary terms and provisions. During the time period that such Agreement is being prepared which shall be no later than August 27, 1997, the Debenture shall not be converted. This offer to sell shall remain open until 5:00 PM, PDT on August 22, 1997, and, if not accepted by such date and time, shall terminate without notice.

                                   Very truly yours,

                                   WESTMINISTER CAPITAL, INC.



                                   By: /s/WILLIAM BELZBERG
                                       ----------------------------
                                       William Belzberg
                                       Executive Vice President


ACCEPTED this 22ND day of August, 1997.

                                   CONSECO, INC.



                                   By: /s/DONALD F. GONGAWARE
                                       ----------------------------
                                       Donald F. Gongaware
                                       Executive Vice President





                    TERMS FOR NAL SUBORDINATED DEBT PURCHASE


Westminister Capital Purchase:

Security to be Purchased: Convertible Subordinated Debt of NAL Financial Group, Inc. (the "Company")

Principal Amount of Debt
Currently Outstanding:

$513,694.26

Conseco Purchase: Conseco, Inc., or its affiliates ("Purchaser") will purchase all debt owned by Westminster Capital or its affiliates ("Seller") for $410,955.41 (80% of face), or if more favorable terms of purchase are offered to any other holder of Convertible debt, then at Westminster's option, on such favorable terms.

Releases: Seller shall release the Company from all liability from prior transactions and release any warrants.

Purchaser's Conditions
to Closing: The closing shall occur upon the following conditions:

     1. Approval by all required governmental agencies including Hart-Scott Rodino approval.

     2. No material change in the Company's business as of August 19, 1997.

     3. Company shall not have filed for bankruptcy protection.

     4. The purchase by Purchaser of all other convertible debt of the Company.

     5. Satisfactory documentation.

     6. Receipt of Company approval for transfer of convertible debt.

     7. Approval of all third parties including lenders of Company.


Closing Date: Within 10 days of Hart-Scott Rodino exemption or approval, but in no event later than October 23, 1997.